Exhibit 3.1

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT is made as of _____________, 2018, by and among Denim.LA, Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor,” and each of the stockholders listed on Schedule B hereto, each of whom is referred to herein as a “Key Holder.” For the avoidance of doubt, each Person that is a party to the Purchase Agreement (as defined below) as an “Investor” thereunder is hereby deemed automatically, and without any further action, to have joined this Agreement and become a party hereof as an “Investor” pursuant to Section 2(a) of the Purchase Agreement, notwithstanding any failure by such Person have executed or delivered this Agreement to any other party hereof.

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series Seed Preferred Stock, Series A Preferred Stock, Series A-2 Preferred Stock, Series CF Preferred Stock and/or shares of Common Stock issued upon conversion thereof and possess registration rights, information rights, rights of first offer, and other rights pursuant to an Amended and Restated Investors’ Rights Agreement dated as of July 31, 2018, among the Company and such Investors (the “Prior Agreement”);

WHEREAS, the Existing Investors are holders of at least the number of shares required to amend the Prior Agreement, and desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, certain of the Investors are parties to that certain Subsription Agreement of even date herewith among the Company and certain of the Investors (the “Purchase Agreement”), under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement by such Investors, Existing Investors sufficient to amend the Prior Agreement, and the Company;

NOW, THEREFORE, the Existing Investors hereby agree that the Prior Agreement shall be amended and restated in its entirety by this Agreement, and the parties to this Agreement further agree as follows:

1.            Definitions. For purposes of this Agreement:

1.1.       “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2.        “Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.

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1.3.       “Competitor” means a Person engaged, directly or indirectly (including without limitation through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter), and including without limitation as an officer, employee, director or greater than ten percent (10%) equityholder (together with its Affiliates)), in a business reasonably determined in good faith by the Company’s Board of Directors to be a competitor of the Company.

1.4.       “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.5.       “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.6.       “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.7.       “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.8.       “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.9.       “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.10.      “GAAP” means generally accepted accounting principles in the United States.

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1.11.       “Holder” means any holder of Registrable Securities who is a party to this Agreement or any assignee of record of such Registrable Securities to whom rights under Section 2 below have been duly assigned in accordance with Section 6.1 hereof.

1.12.       “Immediate Family Member” of any natural person means any child, stepchild, grandchild, parent, stepparent, grandparent, sibling (in each of the foregoing cases, whether natural or through adoption), the spouse or Spousal Equivalent of any of the foregoing, the natural person’s spouse or Spousal Equivalent, any other direct lineal descendant or antecedent of such natural person (or his or her spouse or Spousal Equivalent) or any other relative approved by the Board of Directors of the Company.

1.13.       “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.14.       “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act (other than an Excluded Registration).

1.15.       “Key Holder Registrable Securities” means (i) the shares of Common Stock held by the Key Holders; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Key Holders after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in clauses (i) and (ii) above.

1.16.       “Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least 735,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).

1.17.       “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.18.       “Non-Voting Preferred Stock” means shares of the Series A Preferred Stock, Series A-2 Preferred Stock, Series CF Preferred Stock and Series A-3 Preferred Stock (but, for the avoidance of doubt, does not include the Series Seed Preferred Stock).

1.19.       “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

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1.20.       “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; (iii) the Key Holder Registrable Securities, provided, however, that such Key Holder Registrable Securities shall not be deemed Registrable Securities and the Key Holders shall not be deemed Holders for the purposes of Subsections 2.1, 2.10, 3.1, 3.2, 4.1 and 6.6; and (iv) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1, and excluding for purposes of Section 2 any shares (A) for which registration rights have terminated pursuant to Subsection 2.13 of this Agreement, (B) that have been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (C) that have been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(a)(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.

1.21.       “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.22.       “Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time.

1.23.       “Restricted Securities” means the securities of the Company required to bear the legend set forth in Subsection 2.12(b) hereof.

1.24.       “SEC” means the United States Securities and Exchange Commission.

1.25.       “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.26.       “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.27.       “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.28.       “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.

1.29.       “Series Seed Director” means any director of the Company that the holders of record of the Series Seed Preferred Stock are entitled to elect pursuant to the Restated Certificate.

1.30.       “Series Seed Preferred Stock” means shares of the Company’s Series Seed Preferred Stock, par value $0.0001 per share.

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1.31.       “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.0001 per share.

1.32.       “Series A-2 Preferred Stock” means shares of the Company’s Series A-2 Preferred Stock, par value $0.0001 per share.

1.33.        “Series CF Preferred Stock” means shares of the Company’s Series CF Preferred Stock, par value $0.0001 per share.

1.34.       “Series A-3 Preferred Stock” means shares of the Company’s Series A-3 Preferred Stock, par value $0.0001 per share.

1.35.       “Spousal Equivalent” of any relevant person means a person that is registered as a domestic partner of such relevant person under the laws of the State of California or any other law having similar effect, or provided the following circumstances are true with respect to such relevant person and the Spousal Equivalent: (a) irrespective of whether or not the relevant person and the Spousal Equivalent are the same sex, they are the sole spousal equivalent of the other for the last 12 months, (b) they intend to remain so indefinitely, (c) neither are married to anyone else, (d) both are at least 18 years of age and mentally competent to consent to contract, (e) they are not related by blood to a degree of closeness that which would prohibit legal marriage in the state in which they legally reside, (f) they are jointly responsible for each other's common welfare and financial obligations, and (g) they reside together in the same residence for the last 12 months and intend to do so indefinitely.

2.            Registration Rights. The Company covenants and agrees as follows:

2.1.         Demand Registration.

(a)       Form S-1 Demand. If at any time after the earlier of (i) five (5) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of a majority of the Registrable Securities then outstanding (excluding all Non-Voting Preferred Stock and any Common Stock issued or issuable upon conversion of Non-Voting Preferred Stock) that the Company file a Form S-1 registration statement, if the anticipated aggregate offering price, net of Selling Expenses, would exceed $10 million, then the Company shall, (i) within ten (10) business days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c), 2.1(d) and 2.3.

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(b)       Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least twenty percent (20%) of the Registrable Securities then outstanding (excluding all Non-Voting Preferred Stock, and any Common Stock issued or issuable upon conversion of Non-Voting Preferred Stock) that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5 million, then the Company shall (i) within ten (10) business days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c), 2.1(d) and 2.3.

(c)       Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer, President or Chairman of the Board stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore necessary to defer the filing of such registration statement, then the Company shall have the right to defer such filing, and any time periods with respect to filing thereof shall be tolled correspondingly, for a period of not more than one hundred twenty (120) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such one hundred twenty (120) day period other than an Excluded Registration.

(d)       The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected any registration pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d).

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2.2.         Company Registration. If (but without any obligation to do so) the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, use all reasonable efforts to cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

2.3.         Underwriting Requirements.

(a)       If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 2.3, if the managing underwriter(s) advise(s) the Company or the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Company or the Initiating Holders, as applicable, shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the managing underwriters and allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the managing underwriters may round the number of shares allocated to any Holder down to the nearest one hundred (100) shares. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration. If the managing underwriters have not limited the Registrable Securities to be underwritten, the Company may include securities for its own account or for the account of others in such registration if the managing underwriters so agree and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

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(b)       In connection with any registration pursuant to Subsection 2.2 which involves an underwriting of shares of the Company’s capital stock, (i) the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein, and (ii) the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters (including entering into an underwriting agreement in customary form with the underwriter(s) selected by the Company, in its sole discretion, for such underwriting), and then only in such quantity as the managing underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the managing underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the managing underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the managing underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion to (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders (excluding all Non-Voting Preferred Stock, and any Common Stock issued or issuable upon conversion of Non-Voting Preferred Stock). To facilitate the allocation of shares in accordance with the above provisions, the Company or the managing underwriters may round the number of shares allocated to any Holder down to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below twenty percent (20%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further (or completely) if the managing underwriters make the determination described above and no other stockholder’s securities are included in such offering, or (iii) notwithstanding (ii) above, any Registrable Securities which are not Key Holder Registrable Securities be excluded from such underwriting unless all Key Holder Registrable Securities are first excluded from such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by notice to the Company and the managing underwriters. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

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(c)       For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the managing underwriter’s cutback provisions in Subsection 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4.         Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)       prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration;

(b)       prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)       furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities that are included in such registration;

(d)       use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)       in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering (it being understood and agreed that, as a condition to the Company’s obligations under this clause (e), each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement);

(f)       use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

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(g)       provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)       promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)       notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)       after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall use its commercially reasonable efforts to ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5.         Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6.         Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $15,000, of one counsel for the selling Holders, selected by the Holders (excluding all Non-Voting Preferred Stock, and any Common Stock issued or issuable upon conversion of Non-Voting Preferred Stock) and subject to the Company’s approval (which approval shall not be unreasonably withheld) (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities then outstanding (excluding all Non-Voting Preferred Stock, and any Common Stock issued or issuable upon conversion of Non-Voting Preferred Stock) agree to forfeit their right to one registration pursuant to Subsection 2.1(a); provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsection 2.1(a). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

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2.7.         Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8.         Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a)       To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)       To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

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(c)       Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.8.

(d)       To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

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(e)       Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)       Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9.         Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)       make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b)       use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)       furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

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2.10.       Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding (excluding all Non-Voting Preferred Stock, and any Common Stock issued or issuable upon conversion of Non-Voting Preferred Stock), enter into any agreement with any holder or prospective holder of any securities of the Company that would provide to such holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Subsection 6.9.

2.11.       “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed (x) one hundred eighty (180) days in the case of the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), or (y) ninety (90) days in the case of any registration other than the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.11 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers, directors and holders of more than five percent (5%) of the outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock) are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

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In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock of each Holder (and the shares or securities of each transferee and assignee thereof and every other person subject to the foregoing restriction) until the end of such period.

2.12.       Restrictions on Transfer.

(a)       The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the satisfaction of the conditions specified in this Agreement and in the legends set forth in Subsections 2.12(b) and (c) below, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b)       Each certificate or instrument representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.12) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SALE, TRANSFER, ASSIGNMENT, PLEDGE OR HYPOTHOCATION OF SUCH SECURITIES MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT, PLEDGE OR HYPOTHOCATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED

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THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.12.

(c)       The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, assignment, hypothecation or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, assignment, hypothecation or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, assignment, hypothecation or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, assignment, hypothecation or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, assignment, hypothecation or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, assignment, hypothecation or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Subsection 2.12. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.12(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13         Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsection 2.1 or Subsection 2.2 shall terminate upon the earliest to occur of:

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(a)       the closing of a Deemed Liquidation Event, as such term is defined in the Restated Certificate;

(b)       such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration; and

(c)       the fifth (5th) anniversary of the closing of the IPO.

3.            Information and Observer Rights.

3.1.         Delivery of Financial Statements. Subject to Subsection 3.5 below, the Company shall deliver to each Major Investor that is not a Competitor:

(a)       as soon as practicable, but in any event within ninety (90) days, after the end of each fiscal year of the Company, (i) an unaudited balance sheet as of the end of such year, (ii) unaudited statements of income and of cash flows for such year, and (iii) an unaudited statement of stockholders’ equity as of the end of such year, all prepared in accordance with GAAP (except that such financial statements may not contain all notes thereto that may be required in accordance with GAAP);

(b)       as soon as practicable, but in any event within forty-five (45) days, after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c)       as soon as practicable, but in any event thirty (30) days, before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(d)       such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

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3.2.          Inspection. Subject to Subsection 3.5 below, the Company shall permit each Major Investor (provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor.

3.3.          [Intentionally Omitted].

3.4.          Termination of Information and Inspection Rights. The covenants of the Company and the rights of any Holder set forth in this Section 3 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Restated Certificate, whichever event occurs first.

3.5.          Limitations on Information and Inspection Rights; Confidentiality. Notwithstanding anything to the contrary herein, the Company shall not be obligated under this Section 3, nor under any management rights letter (as may be delivered by the Company to any Holder in connection with the transactions contemplated under the Purchase Agreement or any similar transactions) (a “Management Rights Letter”), to provide information or access to information to any Holder (i) that the Company reasonably determines in good faith to be a trade secret or confidential information, the disclosure of which would adversely affect the Company’s competitive position, (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel (such determination to be based on the advice of counsel to the Company), (iii) in the event of a conflict of interest with respect to such information between the Company and the Holder(s), (iv) to the extent that such information includes or references the existence or terms of proposed agreements or arrangements with entities that at that time both the Company and the Holder(s) (whether or not Competitor(s)) are attempting to secure as customers, clients, service providers, partners or other business relationships, or (v) for other similar reasons. Each Holder agrees (A) that such Holder will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential and/or proprietary information obtained from the Company pursuant to the terms of this Agreement and/or the Management Rights Letter (including notice of the Company’s intention to file a registration statement), and (B) to take all reasonable measures to maintain the confidentiality of all such confidential and/or proprietary information in its possession or control, or in the possession or control of Holder’s Affiliates, which will in no event be less than the measures that such Holder uses to maintain the confidentiality of its own information of similar importance, unless such confidential and/or proprietary information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.5 by such Holder), (b) is or has been independently developed or conceived by the Holder without use of the Company’s confidential and/or proprietary information, or (c) is or has been made known or disclosed to the Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Holder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Holder, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.5; (iii) to any Affiliate, partner, member, stockholder, director, officer, employee, agent or advisor of Holder or of any wholly owned subsidiary of such Holder who has a need to know such confidential and/or proprietary information and agrees in writing (or is otherwise bound by fiduciary or similar duties) to maintain the confidentiality and non-use thereof; or (iv) as may otherwise be required by law, provided that the Holder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. To the extent that the Company and any Holder have entered into, or in the future enter into, any confidentiality agreement that are or may be more restrictive on such Holder than the terms and conditions of this Subsection 3.5, the more restrictive provisions, as between this Subsection 3.5 and such other agreement(s), shall control with respect to such Holder.

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4.            Rights to Future Stock Issuances.

4.1.         Right of First Offer. Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Major Investor (“Investor Beneficial Owners”); provided that each such Affiliate or Investor Beneficial Owner (x) is not a Competitor, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors, (y) agrees to enter into this Agremeent and each of the Amended and Restated Voting Agreement and Amended and Restated Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement (provided that any Competitor shall not be entitled to any rights as a Major Investor under Subsections 3.1, 3.2 and 4.1 hereof), and (z) agrees to purchase at least such number of New Securities as are allocable hereunder to the Major Investor holding the fewest number of shares of Preferred Stock and any other Derivative Securities.

(a)       The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

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(b)       By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by such Major Investor bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Series Seed Preferred Stock and other Derivative Securities). At the expiration of such ten (10) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the five (5) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Series Seed Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the earlier of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(c).

(c)       If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Subsection 4.1.

(d)       The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Restated Certificate); (ii) shares of Common Stock issued in the IPO; or (iii) the issuance of shares of Series A-3 Preferred Preferred Stock to additional investors pursuant to Section 1 of the Purchase Agreement.

(e)       Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Subsection 4.1, the Company may elect to give notice to the Major Investors within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Each Major Investor shall have twenty (20) days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Major Investor, maintain such Major Investor’s percentage-ownership position, calculated as set forth in Subsection 4.1(b) before giving effect to the issuance of such New Securities.

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4.2.          Termination. The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Restated Certificate, whichever event occurs first.

5.            Additional Covenants.

5.1.          Intentionally Omitted.

5.2.          Employee Agreements. The Company will cause each Person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement, substantially in the forms attached hereto as Exhibit A and B, or in any other form otherwise approved by the Board of Directors.

5.3.          Employee Stock. Unless otherwise approved by the Board of Directors, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Subsection 2.11 or as otherwise set forth in the Company’s 2013 Stock Plan as in effect as of the date of this Agreement. In addition, unless otherwise approved by the Board of Directors, the Company shall retain a “right of first refusal” on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

5.4.          Intentionally Omitted.

5.5.          Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors.

5.7.          Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Restated Certificate, or elsewhere, as the case may be.

5.8.          Termination of Covenants. The covenants set forth in this Section 5, except for Subsection 5.6, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Restated Certificate, whichever event occurs first.

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6.            Miscellaneous.

6.1.          Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder only to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 735,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, at least five business days before such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are proposed to be transferred; (y) such transfer or assignment would be effected in accordance with all applicable securities laws and Subsections 2.11 and 2.12 of this Agreement, and (z) any successor or permitted assignee of any Holder shall continue to be subject to the terms of this Agreement, and as a condition precedent to the Company’s recognizing such transfer of such rights, each such successor, permitted transferee or permitted assignee shall agree in writing to be subject to each of the terms and conditions of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit C, agreeing to be bound by and subject to the terms of this Agreement as an Investor or Key Holder hereunder, as applicable. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be a Key Holder or Investor, as applicable. The Company shall not permit the transfer of Registrable Securities subject to this Agreement on its books or issue a new certificate representing any such Registrable Securities unless and until such transferee shall have complied with the terms of this Subsection 6.2. Any transfer of Registrable Securities in contravention of the foregoing shall be void ab initio. Each certificate representing the shares of Registrable Securities held by Key Holders or Investors subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 2.12. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. Except as otherwise provided herein, the terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

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6.2.          Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware, without regard to conflict of law principles.

6.3.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes, and enforceable against the parties actually executing such counterparts.

6.4.          Titles and Subtitles; References. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

6.5.          Notices. All notices, requests and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A or Schedule B hereto, as the case may be, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 6.5.

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6.6.          Amendments; Waivers and Termination. This Agreement and any term hereof may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of (a) the Company, (b) the Key Holders holding a majority of the shares of Registrable Securities then held by all of the Key Holders who are then providing services to the Company as officers, employees or consultants (voting collectively as a single class on an as-converted basis), and (c) the holders of a majority of the Registrable Securities then outstanding (voting collectively as a single class on an as-converted basis) (excluding all Non-Voting Preferred Stock, and any Common Stock issued or issuable upon conversion of Non-Voting Preferred Stock); provided that the Company may in its sole discretion waive compliance with Subsection 2.12. Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Holders, the Key Holders and all of their respective successors and permitted assigns whether or not such party, assignee or other stockholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, (i) any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party, (ii) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction), and (iii) the consent of the Key Holders shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination or waiver does not apply directly to the Key Holders, provided, however, that this Agreement may not be amended or modified, and no provision hereof may be waived, in each case, in any way which would adversely affect the rights of the Key Holders hereunder in a manner disproportionate to any adverse effect such amendment, modification or waiver would have on the rights of the Investors hereunder, without also obtaining the written consent of the holders of at least a majority of the Registrable Securities held by the Key Holders (excluding all Non-Voting Preferred Stock, and any Common Stock issued or issuable upon conversion of Non-Voting Preferred Stock). The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Subsection 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. For purposes of this Subsection 6.6, the requirement of a written instrument may be satisfied in the form of an action by written consent of the Company’s stockholders circulated by the Company and executed by the Key Holder or Investor parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

6.7.          Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8.          Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9.          Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, as a condition to the issuance of such shares the Company shall require that any purchaser of Preferred Stock become a party to this Agreement by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit C, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor hereunder. In either event, each such Person thereafter shall be deemed an Investor for all purposes under this Agreement.

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6.10.        Entire Agreement. This Agreement (including any Schedules and Exhibits hereto), the Restated Certificate and the other Transaction Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

6.11.        Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in Los Angeles County, California, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the California Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Central District of California or any court of the State of California having subject matter jurisdiction.

6.12.        Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13.        Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Common Stock and Derivative Securities occurring after the date of this Agreement.

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6.14.        Specific Performance. Each Holder acknowledges and agrees that the Company will be irreparably damaged and substantially harmed, and that monetary damages would not adequately compensate an injured party hereunder, in the event any of the provisions of Subsections 2.11 (entitled “’Market Stand-off’ Agreement”), 2.12 (entitled “Restrictions on Transfer”), and/or 3.5 (entitled “Limitations on Information and Inspection Rights; Confidentiality”) of this Agreement are not performed by the Holders in accordance with their specific terms or are otherwise breached. Accordingly, each Holder hereto unconditionally and irrevocably agrees that the Company shall be entitled to protective orders, temporary and/or permanent injunctions, restraining orders and/or other equitable relief against any breaches or threatened breaches of such subsections of this Agreement set forth in the preceding sentence, and to specific performance and/or specific enforcement of such subsections and their terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction, and other remedies available in law or in equity. Further, each Holder hereby waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach of any such subsection listed in the first sentence of this Subsection 6.14.

6.15.        Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

6.16.        Costs and Attorneys’ Fees. Notwithstanding any other provision herein, if any action at law or in equity (including arbitration) is instituted under or in relation to this Agreement, including without limitation to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover from the losing party all fees, costs and expenses of enforcing or interpreting the terms of this Agreement, including without limitation reasonable attorneys’ and accountants’ fees, costs and necessary disbursements (including with respect to appeals) in addition to any other relief to which such party may be entitled.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

Denim.LA, Inc.

By:
Name:	Corey Esptein, CEO
Address:

Strategic Law Partners, LLP
500 South Grand Avenue, Suite 2050
Los Angeles, California 90071
Attn: Bradley Schwartz

Key Holders

By:
Corey Epstein

By:
Mark Lynn

Investors

(Entity name, if applicable)

By:
Name:
Title:
(If applicable)

SCHEDULE A

INVESTORS

Common Stock and Preferred Stock

Name and Address	Number of Shares Held
Corey Epstein 1134 11th St., Unit 101 Santa Monica, CA 90403	6,050,000 shares of Common Stock; 617,122 shares of Series Seed Preferred Stock
Ryan Jaleh 11938 Dorothy Street, Apt. 4 Los Angeles, CA 90049	245,060 shares of Common Stock; 101,847 shares of Series Seed Preferred

Series Seed Preferred Stock

Name and Address	Number of Shares Held
Amplify.LA Capital, LLC c/o Paul Bricault, Managing Director 1600 Main St. Venice, CA 90291	1,222,364
Arena Ventures Attn: Paige Craig 1518 N. Orange Grove Avenue Los Angeles, CA 90046	773,335
Siemer Ventures II, LP Attn: Eric Manlunas, Managing Partner 1333 2nd St., Suite 600 Santa Monica, CA 90401	1,004,400
Baroda Ventures LLC Attn: Peter T. Lee, President 245 South Beverly Drive Beverly Hills, CA 90212	773,335
Plus Capital, LP Attn: Adam Lilling, Managing Partner 100 Wishire Blvd. #200 Santa Monica, CA 90401	773,139
Siemer Ventures II, LP Attn: Eric Manlunas, Managing Partner 1333 2nd St., Suite 600 Santa Monica, CA 90401	338,019
Baroda Ventures LLC Attn: Peter T. Lee, President 245 South Beverly Drive Beverly Hills, CA 90212	241,667
Dennis Phelps 333 Main St., #9E San Francisco, CA 94105 dbrianphelps@yahoo.com	241,381

Name and Address	Number of Shares Held
CAA Ventures c/o Michael A. Zobel, President 2000 Avenue of the Stars Los Angeles, CA 90067	480,470
SLP Ventures II, LLC c/o Bradley Schwartz, Manager 4166 Woodleigh Lane La Canada, CA 91011	238,885
Crunch Fund I, L.P. c/o Greenough Group 1350 Old Bayshore Highway, Suite 920 Burlingame, CA 94010	713,462
Welle Family Trust c/o Bernhard J. Welle, General Parnter 6636 County Road 250 Durango, CO 81301	237,022
SC Enterprises Worldwide LLC 130 West 19th St., 12D New York, New York 10011	237,022
TenOneTen Ventures, LLC c/o David Waxman, Managing Member 137 N. Larchmont Blvd. #494 Los Angeles, CA 90004	473,881
Viking Power c/o Daniel Brown 1553 Platte St., Ste. 204 Denver, CO 80202	236,920
Dennis Phelps 333 Main St., #9E San Francisco, CA 94105 dbrianphelps@yahoo.com	236,920
Amplify.LA Capital, LLC c/o Paul Bricault, Managing Director 1600 Main St. Venice, CA 90291	236,900
Amplify.LA Capital II, LLC c/o Paul Bricault, Managing Director 1600 Main St. Venice, CA 90291	118,450
Crunch Fund I, L.P. c/o Greenough Group 1350 Old Bayshore Highway, Suite 920 Burlingame, CA 94010	236,879
Michael Lastoria 215 I St. NE, #402 Washington, DC 20002	236,859

Name and Address	Number of Shares Held
Mark L. Epstein 6410 Country Road 250 Durango, CO 81301	236,797
Lahona Ventures LLC c/o Andrew Lahona, Manager/Member 9164 E. Lost Hill Trail Lone Tree, CO 80124	236,756
Siemer Ventures II LP Attn: Eric Manlunas, Managing Partner 1333 2nd St., Suite 600 Santa Monica, CA 90401	709,103
Demarest Films, LLC 11925 Wilshire Boulevard, Suite 310 Los Angeles, CA 90025 Attn: Sam Englebardt	235,713
Tom McInerny 2151 5th Ave W. Seattle, WA 98119	235,365
Glenn E. Montgomery 4855 Willow Stone Heights Colorado Springs, CO 80906	117,611
Daniel Brown 4514 W. 34th Ave. Denver, CO 80212	117,550
Mark L. Epstein 6410 Country Road 250 Durango, CO 81301	117,324
The Bernhard J. and Diane H. Welle Family Trust c/o Bernhard J. Welle, General Partner 6636 County Road 250 Durango, CO 81301	234,588
The Academy, LLC c/o Nicholas Gross 760 N. Cahuenga Blvd. Los Angeles, CA 90038	117,284
Dave Berlin 1900 16th Street, Suite 230 Denver, CO 80202	234,362
Randy Nichols 1899 Wynkoop St. #425 Denver, CO 80202	935,731
Plus Capital, LP Attn: Adam Lilling, Managing Partner 100 Wishire Blvd. #200 Santa Monica, CA 90401	185,771
The Mandel Company Attn: Robert Mandel, President 9100 Wilshire Blvd., 400W Beverly Hills, CA 90212	185,722

Name and Address	Number of Shares Held
Zillion, LLC c/o Trevor Pettennude 1215 Delaware St. Denver, CO 80204	539,088
Zillion, LLC c/o Trevor Pettennude 1215 Delaware St. Denver, CO 80204	1,113,940
Zillion, LLC c/o Trevor Pettennude 1215 Delaware St. Denver, CO 80204	371,313
Zillion, LLC c/o Trevor Pettennude 1215 Delaware St. Denver, CO 80204	1,838,396
Plus Capital, LP Attn: Adam Lilling, Managing Partner 100 Wishire Blvd. #200 Santa Monica, CA 90401	367,679
The Kevin Yorn Trust 2000 Ave. of the Stars 3rd Floor, North Los Angeles, CA 90067	110,303
3-4 Surf, GP c/o Gettleson Witzer 16000 Ventura Blvd., Suite 900 Encino, CA 91436	183,839
Baroda Ventures LLC Attn: Peter T. Lee, President 245 South Beverly Drive Beverly Hills, CA 90212	183,839
Amplify.LA Capital II, LLC c/o Paul Bricault, Managing Director 1600 Main St. Venice, CA 90291	240,400
QueensBridge Fund I, L.P. Attn: Managing Member 1801 Century Park East, Suite 1132 Los Angeles, CA 90067	91,919
Viking Power, LLC c/o Daniel Brown 1553 Platte St., Ste. 204 Denver, CO 80202	183,839
Siemer Ventures II LP Attn: Eric Manlunas, Managing Partner 1333 2nd St., Suite 600 Santa Monica, CA 90401	183,839

Name and Address	Number of Shares Held
Clark W. Landry 732 Beverly Glen Blvd. Los Angeles, CA 90024	91,919
Structure Fund LP Attn: Partner 9229 Sunset Blvd. #810 West Hollywood, CA 90069	91,919
Scott C. Steigerwald 780 Core Drive Port Austin, MI 48467	735,358
Patrick M. Falle Living Trust c/o Patrick M. Falle 5228 Glengate Road Rochester Hills, MI 48306	441,215
William Essin 1648 Little Raven St. Denver, CO 80202	91,919
Bradley J. Zions 8818 Pinto Place Los Angeles, CA 90069	91,919
Equity Trust Company Custodian FBO Warren Loui IRA 5088 Alta Canyada Road La Canada, CA 91011	91,919

Series A Preferred Stock

Name and Address	Number of Shares Held
SeedInvest Direct Investors	3,510,059
Each other Person that is a party to that certain Subscription Agreement for the sale of the Company’s Series A Preferred Stock dated as of August 8, 2016, as an “Investor” thereunder.	The number of Shares of Series A Preferred Stock sold to such Investor under such Subscription Agreement for the sale of the Company’s Series A Preferred Stock.

Series A-2 Preferred Stock

Name and Address	Number of Shares Held
Each Person that is a party to that certain Subscription Agreement for the sale of the Company’s Series A-2 Preferred Stock dated as of September 20, 2017, as an “Investor” thereunder.	The number of Shares of Series A-2 Preferred Stock sold to such Investor under such Subscription Agreement for the sale of the Company’s Series A-2 Preferred Stock.

Series CF Preferred Stock

Name and Address	Number of Shares Held
Each Person that is a party to that certain Subscription Agreement for the sale of the Company’s Series CF Preferred Stock dated as of July 31, 2018, as an “Investor” thereunder.	The number of Shares of Series CF Preferred Stock sold to such Investor under such Subscription Agreement for the sale of the Company’s Series CF Preferred Stock.

Series A-3 Preferred Stock

Name and Address	Number of Shares Held
Each Person that is a party to the Purchase Agreement as an “Investor” thereunder.	The number of Shares of Series A-3 Preferred Stock sold under the Purchase Agreement.

SCHEDULE B

KEY HOLDERS

Name and Address	Number of Shares Held
Corey Epstein 1134 11th Street, Unit 101 Santa Monica, CA 90403	6,050,000 shares of Common Stock; 617,122 shares of Series Seed Preferred Stock
Mark Lynn 13700 Marina Pointe Drive Marina Del Rey, CA 90292	2,688,889 shares of Common Stock; Options to purchase up to 3,361,111 shares of Common Stock

EXHIBIT A

Form of Nondisclosure and Proprietary Rights Assignment Agreement

EXHIBIT B

Form of Consulting Agreement

EXHIBIT C

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on ___________________, 20__, by the undersigned (the “Holder”) pursuant to the terms of that certain Investors’ Rights Agreement dated as of __________, 2018 (the “Agreement”), by and among the Company, certain Investors and certain Key Holders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Investor or Key Holder, as applicable, agrees as follows.

1.1          Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company or options, warrants or other rights to purchase such capital stock (collectively, the “Capital Stock”) for one of the following reasons (Check the correct box):

☐	as a transferee of Capital Stock from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” for all purposes of the Agreement.
☐	as a transferee of Capital Stock from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Holder” for all purposes of the Agreement.
☐	as a new Investor in accordance with Subsection 6.9 of the Agreement, in which case Holder will be an “Investor” for all purposes of the Agreement.
☐	in accordance with Subsection 6.1 of the Agreement, as a new party who is not a new Investor, in which case Holder will be a “Key Holder” for all purposes of the Agreement.

1.2          Agreement. Holder hereby (a) agrees that the Capital Stock, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto, in the capacity as an “Investor” or a “Key Holder” to the extent set forth in Section 1.1 of this Adoption Agreement.

1.3          Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	Denim.LA, Inc.

Name and Title of Signatory

Address:	By:

Title:

Facsimile Number: